Exhibit 99.1

RYTHM, Inc. Reports Second Quarter 2026 Results

ROLLING MEADOWS, IL, August 4, 2026 (GLOBE NEWSWIRE) – RYTHM, Inc. (Nasdaq: RYM) (“RYTHM” or the “Company”), America’s THC Company whose portfolio of trusted THC brands includes RYTHM, Señorita, incredibles, Beboe, and Dogwalkers, today announced financial results for the second quarter ended June 30, 2026.

Highlights for the second quarter ended June 30, 2026:

●	Revenue from continuing operations of $23.0 million, up 73% from $13.3 million in the prior quarter.

●	Cash increased to $41.9 million driven by cash flow from operations of $8.7 million.

●	Net income of $1.2 million.

●	Adjusted EBITDA of $6.4 million compared to approximately breakeven in the prior quarter.

●	At quarter end, the Company had approximately 2.2 million shares outstanding, as well as 11.0 million warrants outstanding and 3.0 million shares issuable upon conversion of outstanding convertible notes (excluding shares issuable upon conversion from accrued interest).

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Recent Developments

●	Fixed annual cash licensing fees of $70 million from Green Thumb Industries Inc. took effect April 1, 2026.

●	Señorita named the official THC beverage partner of Lollapalooza music festival and Opry Entertainment Group venues, and RYTHM the official THC beverage partner of Chicago’s Navy Pier, expanding the Company’s existing brand presence at premier live entertainment destinations across the country.

●	THC beverage depletions[1] increased to a record of approximately 25,000 cases across 18 states in the month of June, compared to approximately 7,000 in June 2025.

●	Hemp-derived product revenue increased 67% sequentially, driven by continued growth in THC beverage distribution and direct-to-consumer channels.

●	Due to uncertainty stemming from forthcoming changes in federal law affecting hemp-derived THC products, scheduled to take effect November 12, 2026, the Company is not providing an outlook for the third quarter of 2026 at this time.

Management Commentary

“The Company delivered a record second quarter, with revenue growing 73% sequentially and exceeding prior guidance of 65% growth. This performance reflects accelerating momentum in THC beverages and the first full quarter of our amended licensing agreement with Green Thumb Industries,” said RYTHM, Inc. Chairman and Interim Chief Executive Officer Ben Kovler. “That strength was underscored by robust depletion growth across the category, a clear signal of real consumer demand for THC beverages sold in traditional retail channels, including liquor, convenience, and grocery.”

[1]	Depletions represent U.S. distributor shipments of the Company’s branded THC beverages to retailers, measured in 24-can case equivalents, based on third-party data.

“The quarter was also defined by the growing role of THC beverages in premier live entertainment venues, as we continued to expand our partnership roster. New collaborations with Lollapalooza music festival, Opry Entertainment Group and Chicago’s Navy Pier bring Señorita and RYTHM to some of the most storied stages in America, reflecting a broader shift in how leading venues and concessionaires are responding to evolving consumer preferences for a non-alcoholic alternative. As America’s THC Company, we are meeting consumers wherever they gather — from everyday moments to memorable occasions.”

“As we move through the summer season, we recognize the regulatory environment for THC beverages remains uncertain, with limited near-term visibility. That said, there is no wavering in our conviction on the long-term viability of this category and the durability of the demand behind it. In this dynamic operating environment, we remain focused on the factors within our control: executing with discipline and continuing to build iconic brands that consumers trust. With a scalable platform now in place, the Company has multiple paths to realize the long-term value of America’s leading portfolio of THC brands.”

The Company’s products are available direct to consumers at the following websites:

●	Señorita THC Margaritas: https://www.senoritadrinks.com/

●	1777 by Señorita: https://www.1777spirit.com

●	RYTHM Beverages: https://rythmdrinks.com/

●	incredibles Edibles: https://iloveincredibles.com/

●	Beboe Edibles: https://beboe.com/

Non-GAAP Financial Information

This press release includes certain non-GAAP financial measures as defined by the U.S. Securities and Exchange Commission. Reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) are included in the financial schedules attached to this press release. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

Definitions

EBITDA: Income (loss) from continuing operations before: net interest (expense) income, provision for income taxes, and depreciation and amortization.

Adjusted EBITDA: EBITDA before stock-based compensation, change in fair value of warrant liabilities and exceptional items.

About RYTHM, Inc.

RYTHM, Inc.’s portfolio of THC brands includes the most recognized and trusted names in the cannabis and hemp industries, including RYTHM, incredibles, Dogwalkers, Beboe, Señorita THC Margaritas, &Shine, Doctor Solomon’s, and Good Green. With products available in thousands of physical locations and online, supported by an iconic lineup of brands rooted in quality and safety, RYTHM, Inc. is cementing its position as America’s THC Company. Through a focus on innovation, the Company is continually shaping THC experiences to meet the evolving preferences of consumers across the country. Learn more and explore the full brand portfolio at https://rythminc.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning RYTHM, Inc. and other matters. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements including, without limitation, statements regarding future financial results, regulatory trends, potential annual licensing revenue, continued momentum for hemp-derived beverages, potential trends in the hemp-derived beverage and alcohol markets, and consumer trends. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “opportunity,” “looms” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. You should carefully consider the risks and uncertainties that affect our business, including the risk that Congress does not amend or repeal the pending federal prohibition on hemp-derived THC products prior to its November 2026 effective date as well as those described in our filings with the Securities and Exchange Commission (“SEC”), including under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, which can be obtained on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this communication. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our public announcements and filings with the SEC.

Investor Contact

IR@RYTHMinc.com

Media Contact

Media@RYTHMinc.com

RYTHM Inc.

Highlights from Unaudited Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2026 and 2025

(Amounts Expressed in Thousands of United States Dollars, Except for Share Amounts)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$23,021	$2,042	$36,307	$2,580
Cost of goods sold	4,485	1,360	7,374	1,808
Gross profit	18,536	682	28,933	772
Operating expenses	16,600	7,480	31,031	11,271
Operating income (loss) from continuing operations	1,936	(6,798)	(2,098)	(10,499)

Other (expense) income, net	(1,957)	(407)	(3,594)	20
Loss from continuing operations before income taxes	(21)	(7,205)	(5,692)	(10,479)
Income tax benefit	1,205	—	26,798	—
Income (loss) from continuing operations, net of income taxes	1,184	(7,205)	21,106	(10,479)
Income (loss) from discontinued operations, net of income taxes	—	(155)	—	1,493
Net income (loss)	$1,184	$(7,360)	$21,106	$(8,986)
Basic income (loss) per share
Continuing operations	$0.09	$(3.66)	$1.61	$(5.35)
Discontinued operations	—	(0.08)	—	0.76
Net income (loss) per share attributable to Common Stockholders – basic	$0.09	$(3.74)	$1.61	$(4.59)
Diluted income (loss) per share
Continuing operations	$0.09	$(3.66)	$1.49	$(5.35)
Discontinued operations	—	(0.08)	—	0.76
Net income (loss) per share attributable to Common Stockholders – diluted	$0.09	$(3.74)	$1.49	$(4.59)
Weighted average common shares outstanding - basic	2,155,721	1,965,425	2,152,443	1,958,724
Weighted average common shares outstanding - diluted	2,283,971	1,965,425	5,252,126	1,958,724

RYTHM Inc.

Highlights from Unaudited Condensed Consolidated Balance Sheet

(Amounts Expressed in Thousands of United States Dollars)

June 30, 2026
(Unaudited)
Cash and cash equivalents	$41,915
Other current assets	14,480
Goodwill	9,713
Intangible assets and related party prepaid license rights	42,475
Deferred tax assets	26,798
Total assets	$135,381

Accounts payable and accrued expenses	$12,804
Related party debt, current	72,000
Long-term debt, current	8,623
Current liabilities associated with discontinued operations	2,043
Total long-term liabilities	824
Total equity	39,087
Total liabilities and equity	$135,381

RYTHM Inc.

Highlights from the Condensed Consolidated Statement of Cash Flows

For the Six Months Ended June 30, 2026 and 2025

(Amounts Expressed in Thousands of United States Dollars)

	Six months ended June 30,
	2026	2025
	(unaudited)	(unaudited)
Cash flows (used in) provided by
Operating activities	$9,697	$(15,138)
Investing activities	$—	$(5,075)
Financing activities	—	29,999
Net increase in cash and cash equivalents	$9,697	$9,786

RYTHM Inc.

Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures

For the Three and Six Months Ended June 30, 2026 and 2025

(Amounts Expressed in Thousands of United States Dollars)

	Three months ended June 30,		Six months ended June 30,
	2026	2025	2026	2025
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Income (loss) from continuing operations, net of income taxes	$1,184	$(7,205)	$21,106	$(10,479)
Interest expense, net	1,727	291	3,469	290
Income tax benefit	(1,205)	—	(26,798)	—
Depreciation and amortization	3,481	399	6,925	735
Earnings before interest, taxes, depreciation and amortization (EBITDA) (non-GAAP measure)	5,187	(6,515)	4,702	(9,454)
Stock-based compensation expense	578	515	1,148	1,104
Change in fair value of warrant liabilities	232	115	127	(292)
Exceptional items[1]	360	437	360	437
Adjusted EBITDA (non-GAAP measure)	$6,357	$(5,448)	$6,337	$(8,205)

[1]	Exceptional items correspond to costs incurred outside the ordinary course of business, including transition, restructuring, or other dislocation costs arising from or related to resizing initiatives, distributor termination fees, and other similar items.